EXHIBIT 18

LETTER RE: CHANGE IN ACCOUNTING PRINCIPLE

August 8, 1995

TNP Enterprises, Inc.
Texas-New Mexico Power Company
Fort Worth, Texas

Ladies and Gentlemen:

We have been furnished with a copy of the combined Form 10-Q/A of TNP Enterprises, Inc. and Texas-New Mexico Power Company for the three months ended March 31, 1995, and have read the Companies' statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1, the Companies changed their method of accounting for operating revenues from the basis of monthly meter readings to accrual of electric services provided but not billed at the end of each month and stated that the newly adopted accounting principle is preferable in the circumstances because accruing unbilled revenues more closely matches revenues and expenses and more closely conforms to utility industry practice. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of TNP Enterprises, Inc. or Texas-New Mexico Power Company as of any date or for any period subsequent to December 31, 1994, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of TNP Enterprises, Inc.'s and Texas-New Mexico Power Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Companies' circumstances.


                                        Very truly yours,


                                        \s\ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP